Exhibit 99.1

Black Stone Minerals, L.P. Announces the Appointment of Vice President, Investor Relations and Resignation of Director

HOUSTON, June 15, 2015 (BUSINESS WIRE)--Black Stone Minerals, L.P. (NYSE: BSM) announces that Brent Collins has joined the Company as Vice President, Investor Relations.

“I am pleased to welcome Brent Collins to the Black Stone Minerals leadership team.  He will play a critical role in helping the investment community understand Black Stone Minerals and the long-term value of our minerals-focused business,” said Thomas L. Carter, Jr., Black Stone Minerals’ Chairman, Chief Executive Officer, and President.

The Company also announced that Richard N. Papert has decided to step down as a director, effective today. Mr. Carter said, “Richard has been an outstanding contributor to the boards of BSM and its predecessor since 2009. We thank him for all that he has done for Black Stone and in particular his efforts over the past year to assist us in the process of going public. We wish him the very best.”

ABOUT THE COMPANY

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. As of March 31, 2015, the partnership owned mineral interests in approximately 14.5 million acres, nonparticipating royalty interests in 1.2 million acres, and overriding royalty interests in 1.4 million acres. The partnership’s mineral and royalty interests are located in 41 states and in 62 onshore basins in the continental United States. The partnership owns non-cost-bearing interests in approximately 40,000 wells and non-operated working interests in over 9,000 wells. The combination of the breadth of the partnership’s asset base and the long-lived, non-cost-bearing nature of many of the partnership’s mineral and royalty interests exposes the partnership to potential production and reserves from new and existing plays with limited investment of additional capital.

Contacts

Black Stone Minerals, L.P.

Brent Collins, 713-445-3229

Vice President, Investor Relations

bcollins@blackstoneminerals.com